EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL


November  25,  2002

Vitalstate,  Inc.
2191  Hampton  Avenue
Montreal,  Quebec  H4A  2K5

Gentlemen:

     We have examined the registration statement on Form S-8 of Vitalstate, Inc., a New York corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 100,000 shares of the Company's common stock, $.000333 par value per share (the "Common Stock"), issuable under the Executive Employment Agreement with Heather Baker dated as of June 1, 2002 (the "Employment Agreement"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Employment Agreement.

     We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Employment Agreement, will be legally and validly issued, fully-paid and non- assessable.

     We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very  truly  yours,

KAPLAN  GOTTBETTER  &  LEVENSON,  LLP

/s/  KAPLAN  GOTTBETTER  &  LEVENSON,  LLP
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